UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 16, 2023

SCWORX CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-37899	47-5412331
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 21st Floor

New York, New York 10022

(Address of Principal Executive Offices)

(844) 472-9679

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	WORX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Entry Into Letter of Intent for Acquisition of Environmental Services Company

On October 20, 2023, SCWorx Corp. (the “Company” or “SCWorx”) entered into a letter of intent to acquire American Energy Partners, Inc. (“American Environmental”) (OTC: AEPT) (the "LOI").

The LOI sets forth the proposed terms and conditions pursuant to which the Company and American Environmental intend to effect a business combination, as a result of which American Environmental and the Company’s healthcare data management business will each be conducted through wholly-owned subsidiaries of the Company (“Proposed Transaction”).

The Company anticipates that the Proposed Transaction will be structured as a share-for-share exchange, with SCWorx shareholders retaining 17% and American Environmental receiving 83% of the combined Company, after giving effect to a $6 million capital raise by American Environmental, which is a condition to completion of the Proposed Transaction.

The LOI has binding and non-binding components. The binding components require among other things that American Environmental provide the Company $150,000 of working capital, as well as cover its costs to complete the transaction. In addition, both parties are restricted from engaging in discussions with other parties about an acquisition or similar transaction. Upon execution of a definitive agreement, the Company will file a Current Report on form 8-K with more details regarding the Proposed Transaction, including the proposed capitalization of the Company upon the closing of the Proposed Transaction. The Company previously engaged Stanton Park, a boutique investment bank, to advise it in connection with the process of reviewing strategic opportunities available to the Company, including the Proposed Transaction.

The Proposed Transaction has been approved by the Boards of Directors of both SCWorx and American Environmental and is expected to close in the first quarter of CY 2024. The Transaction will be considered a “reverse merger” because the shareholders of American Environmental will own more than a majority of the outstanding common stock of the Company following completion of the Proposed Transaction. As such, the Proposed Transaction is subject to NASDAQ approving a listing application based on initial inclusion standards. In addition, the closing of the Proposed Transaction is subject to satisfaction of the following conditions: (i) satisfactory completion of due diligence review by both parties, (ii) the negotiation, execution and delivery of definitive agreements, (iii) American Environmental raising $6 Million of equity, concurrently with the closing, (iv) satisfactory completion of an audit of American Environmental’s financial statements, (v) approval by both SCWorx and American Environmental shareholders, as well as other customary closing conditions.

There can be no assurance that the Proposed Transaction will be completed as currently contemplated, or at all.

American Environmental is an environmental services company headquartered in Pennsylvania. Effective October 30, 2023, American Energy Partners, Inc.’s name will be changed to “American Environmental Partners, Inc.”, subject to regulatory approval.

AAA Arbitration Decision

As previously disclosed, on April 25, 2022, the Company received a Demand for Arbitration along with a Statement of Claim filed by Core IR with the American Arbitration Association seeking damages arising out of a marketing and consulting agreement. The Company filed its answer, affirmative defenses and counterclaims on May 16, 2022. By order of the arbitrator dated November 1, 2022, Core IR received permission to amend its Statement of Claim to increase its request for damages to $257,545.63. The Company received the final decision of the Arbitrator on October 16, 2023, awarding Core IR $461,856.15, including unpaid compensation, indemnification for legal fees and costs, prevailing party legal fees and interest (the “Award”). The payment is required to be made within thirty days of the Award. The Company is currently evaluating its legal options, including commencing legal action to set aside the Award. The Company may or may not be able to obtain a modification/reversal of the Award. If the Company is not able to obtain a modification/reversal, the Company will be obligated to pay the amount of the Award.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 20, 2023

SCWorx Corp.

	By:	/s/ Timothy A. Hannibal
	Name:	Timothy A. Hannibal
	Title:	Chief Executive Officer

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